Exhibit 3.2

CERTIFICATE OF FORMATION

OF

COMENITY CAPITAL CREDIT COMPANY, LLC

1.)	The name of the limited liability company (the “LLC”) is:

Comenity Capital Credit Company, LLC

2.)

The address of the registered office of the LLC in the State of Delaware is 1209 Orange
Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the LLC at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 21st day of June, 2019.

/s/ Michael J. Perlowski
Michael J. Perlowski
Authorized Person